EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2024 Financial Results and Announces New Share Repurchase Program

- Return to Double Digit Net Sales Growth in 4Q Marked a Strong Close to The Year -

Fourth Quarter Fiscal Year 2024

•	Net sales increased 12.7% to $554.5 million from last year’s fourth quarter; technology business net sales increased 12.6% to $544.1 million; services revenues increased 14.8% to $78.9 million.
•	Technology business gross billings increased 13.8% to $834.3 million.
•	Consolidated gross profit decreased 1.5% to $130.3 million.
•	Consolidated gross margin was 23.5%, lower than last year’s 26.9%.
•	Net earnings decreased 33.1% to $22.0 million.
•	Adjusted EBITDA decreased 24.4% to $36.8 million.
•	Diluted net earnings per common share decreased 33.3% to $0.82. Non-GAAP diluted net earnings per common share decreased 31.6% to $0.93.

Fiscal Year 2024

•	Net sales increased 7.6% to $2,225.3 million; technology business net sales increased 8.0% to $2,175.9 million; services revenues increased 10.4% to $292.1 million.
•	Technology business gross billings increased 5.8% to $3,329.8 million.
•	Consolidated gross profit increased 6.4% to $550.8 million.
•	Consolidated gross margin was 24.8%, compared with 25.0% last year.
•	Net earnings decreased 3.0% to $115.8 million.
•	Adjusted EBITDA decreased 0.1% to $190.4 million.
•	Diluted net earnings per common share decreased 3.3% to $4.33. Non-GAAP diluted net earnings per common share decreased 2.0% to $4.92.

HERNDON, VA – May 22, 2024 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2024.

Management Comment

“ePlus returned to double digit revenue growth in the quarter to finish out a strong year.  For the quarter, technology business revenue grew a healthy 12.6%, and gross billings grew 13.8%, driving consolidated annual revenue growth of 7.6% and gross profit of 6.4% to $550.8 million.  We experienced strong increases in gross billings in networking, cloud and collaboration in the quarter, especially from enterprise customers within our telecom, media and entertainment, and finance end markets.,” said Mark Marron, president and CEO of ePlus. “We are pleased with the 15% increase in our higher margin services, highlighted by a 22% increase in managed services along with a nearly 9% growth in professional services.”

Mr. Marron continued, “We experienced lower product margins in the quarter, due in part to a significant increase in sales mix to our enterprise customers as part of our land and expand strategy.  We expect a return to our normal product margin range in future quarters.  Services margins increased by 270 basis points in the quarter and 250 basis points for the year, as our customers continue to value ePlus’ professional and managed services for their critical IT needs.  We continued to invest in customer facing headcount both organic and through acquisition to gain market share and build a team to capture future AI opportunities.  Along with acquisition expenses, , higher tax rate, and lower gross profit on product sales, net earnings in the quarter declined 33% and 3% for the year.  We continue to be focused on managing our cost structure and believe we are well positioned to see operating leverage and revenue growth from our investments in the future.

Our fiscal 2024 sales performance, which outpaced industry growth and most of our peers, demonstrates that our portfolio of products is resonating with our customer base.  From a cash perspective, we delivered healthy cash flow, and with more than $250 million in cash on-hand, our balance sheet remains strong and gives us tremendous resources to make opportunistic investments in headcount and acquisitions.  We remain focused on disciplined, consistent execution to meet the needs and demands of our customers in this dynamic marketplace.”

Fourth Quarter Fiscal Year 2024 Results

For the fourth quarter ended March 31, 2024, as compared to the fourth quarter ended March 31, 2023:

Consolidated net sales increased 12.7% to $554.5 million, from $492.2 million.

Technology business net sales increased 12.6% to $544.1 million, from $483.2 million driven by higher sales of product and services. Technology business gross billings increased 13.8% to $834.3 million from $733.1 million.

Product sales increased 12.2% to $465.2 million due to increases in net sales of networking, cloud and collaboration products. Gross profit decreased 9.3% because of a 450-bps decline in product margin to 19.3% from 23.8% last year, due to a larger volume of sales to enterprise customers at lower margin.

Professional service revenues increased 8.7% from last year to $40.7 million.  Gross profit increased 22.9% and gross margins expanded 580 bps to 50.0% from 44.2% last year due to an increase in project and consulting services offset by declines in demand for staff augmentation services.

Managed service revenues increased 22.0% to $38.2 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Cloud, and Service Desk services. Gross profit increased 23.2% from last year due to the scaled growth in these services resulting in a 30-bps gross margin improvement.

Financing business segment net sales increased 15.5% to $10.4 million, from $9.0 million due to increases in transactional gains and portfolio earnings. Gross profit in the financing business segment increased $1.2 million while the gross margin declined by 10 bps.

Consolidated gross profit decreased 1.5% to $130.3 million, from $132.3 million. Consolidated gross margin was 23.5%, down from last year’s 26.9%, due to lower product margin in our technology business.

Consolidated operating expenses were $101.3 million, up 12.7% from $89.9 million last year, primarily due to increases in salaries and benefits from additional headcount, variable compensation, and changes in reserve for credit losses, as well as increases in acquisition-related depreciation and amortization expenses.  Our headcount at the end of the quarter was 1,900, up 146 from a year ago, including 83 employees from Network Solutions Group (“NSG”) acquired in May 2023 and 29 employees from PEAK Resources, Inc. (“PEAK”) acquired in January 2024. Of the 146 additional employees, 141 were customer facing employees.

Consolidated operating income decreased 31.6% to $29.0 million. During the quarter ended March 31, 2024, we had other income of $2.2 million, including interest income of $1.6 million and foreign currency transaction gains of $0.4 million, compared to foreign currency transaction loss of $0.2 million in the prior year quarter. Earnings before tax decreased 26.4% to $31.2 million.

Our effective tax rate for the current quarter was 29.5%, higher than the prior year quarter of 22.4% due to lower than forecasted non-deductible expenses, increased benefits from foreign sales along with favorable state adjustments last year.

Net earnings decreased 33.1% to $22.0 million from $32.9 million.

Consolidated adjusted EBITDA decreased 24.4% to $36.8 million from $48.7 million.

Diluted net earnings per common share was $0.82, compared with $1.23 in the prior year quarter. Non-GAAP diluted net earnings per common share was $0.93, compared with $1.36 last year.

Fiscal Year 2024 Results

For the fiscal year ended March 31, 2024, as compared to the prior fiscal year ended March 31, 2023:

Consolidated net sales increased 7.6% to $2,225.3 million, from $2,067.7 million.

Technology business net sales increased 8.0% to $2,175.9 million, from $2,015.2 million due to higher sales of product and services. Technology business gross billings increased 5.8% to $3,329.8 million from $3,145.9 million.

Product sales grew 7.6% to $1,883.8 million due to an increase in net sales of networking equipment and collaboration products, offset by a decline in net sales of cloud and security products.  Gross profit from sales of products increased 4.4% to $397.6 million. Product margin was 21.1%, down 60 bps from last year due to product mix and a smaller portion of third-party maintenance and services sold which are recorded on a net basis.

Professional service revenues increased 1.8% due to an increase in project and consulting services offset by a decline in revenue from staff augmentation.  Gross profit increased 10.7% as the gross margins expanded 350 bps to 44.1% from 40.6% last year.

Managed service revenues increased 22.1% to $137.5 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Service Desk, and Security Operations Center services. Gross profit from managed services increased 32.7% to $42.7 million due to the scaled growth in these services reflected in a 250-bps improvement in gross margin.

Financing business segment net sales decreased 5.8% to $49.4 million, from $52.5 million, due to lower post-contract earnings, resulting in a decrease of $0.7 million in gross profit, partially offset by a decline in cost of leased equipment sold.

Consolidated gross profit increased 6.4% to $550.8 million, from $517.5 million. Consolidated gross margin was 24.8%, a decline of 20 bps from last year’s 25.0%, attributable to the lower product margin in our technology business.

Consolidated operating expenses were $392.5 million, up 11.7% from $351.4 million last year, primarily due to increases in salaries and benefits as a result of additional headcount, increasing by 146 employees due to organic growth and acquisitions, variable compensation stemming from higher gross profit, as well as expenses in travel, software & maintenance, advertising & marketing, and acquisition-related amortization expenses.

Consolidated operating income decreased 4.8% to $158.3 million. During fiscal year 2024, we had other income of $2.8 million, including $2.7 million in interest income, compared to other expense of $3.2 million last year, which included foreign currency transaction losses of $5.4 million, partially offset by $1.9 million related to our claim in a class action lawsuit.  Earnings before tax decreased 1.2% to $161.1 million.

Our effective tax rate for the current year period was 28.1%, higher than last year’s 26.8%, primarily due to lower state taxes in the same period in the prior year.

Net earnings decreased 3.0% to $115.8 million from $119.4 million.

Consolidated Adjusted EBITDA decreased to $190.4 million from $190.6 million.

Diluted net earnings per common share was $4.33, compared with $4.48 in the prior year. Non-GAAP diluted net earnings per common share was $4.92, compared with $5.02 in the prior year.

Balance Sheet Highlights

As of March 31, 2024, cash and cash equivalents were $253.0 million, up from $103.1 million as of March 31, 2023, primarily due to improvements in working capital, offset by the acquisitions of NSG and PEAK and repurchases of our common stock.  Inventory decreased 42.6% to $139.7 million compared with $243.3 million as of March 31, 2023.  Total stockholders’ equity was $901.8 million, compared with $782.3 million as of March 31, 2023.  Total shares outstanding were 27.0 million and 26.9 million on March 31, 2024 and March 31, 2023, respectively.

Fiscal Year Guidance

ePlus is initiating fiscal year 2025 guidance for net sales growth over the prior fiscal year of between 3% and 6%, and an adjusted EBITDA range of $200.0 million to $215.0 million.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to ePlus’ results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full year 2025 forecast.

Summary and Outlook

“In fiscal 2024, we delivered solid financial results outpacing our peers and ending the year with a strong cash position. This performance reflects our focus on engaging with our customers to expand wallet share, broadening our product offerings and attracting new customers. Throughout the year, we also invested in our talent, expanding our sales team and adding client-facing professionals to build upon our industry leading positioning providing customers with innovative solutions.  In sum, we are successfully executing our strategy to build a world-class IT solutions platform to serve our customers and partners.

“Our performance in fiscal 2024 sets the stage for a successful year in fiscal 2025. To that end, we are introducing our initial F2025 guidance which reflects 3.0% to 6.0% growth in revenue.  We are also announcing a new share repurchase plan which increases repurchases of up to 1,250,000 million shares over the twelve-month term.”

Mr. Marron concluded, “ePlus is well-positioned to meet our customers’ evolving needs in areas including AI, cloud, security and consultative, professional, and managed services. Furthermore, we are diversified across end markets and geographies and we have a strong balance sheet to support our organic and acquisition growth initiatives. As we look ahead to the current fiscal year, we remain confident that our strategic investments are enhancing our solid foundation, creating further differentiation, and positioning us to continue to drive long-term shareholder value.”

ePlus Announces New Stock Repurchase Program

ePlus inc. today announced that its Board of Directors has authorized ePlus to repurchase up to 1,250,000 shares of ePlus’ outstanding common stock over a 12-month period commencing May 28, 2024.  ePlus’ current repurchase plan will expire on May 27, 2024.  ePlus had approximately 27.0 million shares of common stock outstanding as of May 20, 2024.

The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability.  Any repurchased shares will have the status of treasury shares and may be used, if and when needed, for general corporate purposes.  ePlus has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of ePlus’ common stock.  ePlus may suspend or discontinue repurchases at any time.

Recent Corporate Developments/Recognitions

•	In the month of May:
	o	Honored as Growth Partner of the Year by Varonis
•	In the month of April:
	o	Achieved AWS Migration Competency Status
•	In the month of March:
	o	Placed on CRN’s 2024 MSP 500 Elite 150 and Tech Elite 250 Lists
	o	Named F5’s North America 2023 Strategic Solutions Partner of the Year
•	In the month of February:
	o	Announces AI Ignite: Artificial Intelligence Assessment, Enablement and Implementation Offerings
•	In the month of January:
	o	ePlus Acquires Peak Resources
	o	ePlus Joins US Chamber of Commerce

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 22, 2024:

Date:	May 22, 2024
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay	https://events.q4inc.com/attendee/690482659

Live Call:	(888) 596-4144 (too-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	6354397# (live call and replay)

A replay of the call will be available approximately two hours after the call through May 29, 2024.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus' more than 1,890 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements," including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and inflation, including increases in our costs and our ability to increase prices to our customers which may result in adverse changes in our gross profit; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; our ability to remain secure during a cybersecurity attack, including both disruptions in our or our vendors' Information Technology ("IT") systems and data and audio communication networks; our ability to secure our own and our customers' electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; the possibility of a reduction of vendor incentives provided to us; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our ability to manage a diverse product set of solutions, including artificial intelligence (“AI”) products, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service, platform as a service and AI; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; our ability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs that may impact the arrangements that have pricing commitments over the term of the agreement; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2024	March 31, 2023
ASSETS

Current assets:
Cash and cash equivalents	$253,021	$103,093
Accounts receivable—trade, net	644,616	504,122
Accounts receivable—other, net	46,884	55,508
Inventories	139,690	243,286
Financing receivables—net, current	102,600	89,829
Deferred costs	59,449	44,191
Other current assets	27,269	55,101
Total current assets	1,273,529	1,095,130

Financing receivables and operating leases—net	79,435	84,417
Deferred tax asset	5,620	3,682
Property, equipment and other assets	89,289	70,447
Goodwill	161,503	136,105
Other intangible assets—net	44,093	25,045
TOTAL ASSETS	$1,653,469	$1,414,826

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$315,676	$220,159
Accounts payable—floor plan	105,104	134,615
Salaries and commissions payable	43,696	37,336
Deferred revenue	134,596	114,028
Recourse notes payable—current	-	5,997
Non-recourse notes payable—current	23,288	24,819
Other current liabilities	34,630	24,372
Total current liabilities	656,990	561,326

Non-recourse notes payable—long-term	12,901	9,522
Deferred tax liability	-	715
Other liabilities	81,799	60,998
TOTAL LIABILITIES	751,690	632,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,952 outstanding at March 31, 2024 and 26,905 outstanding at March 31, 2023	274	272
Additional paid-in capital	180,058	167,303
Treasury stock, at cost, 447 shares at March 31, 2024 and 261 shares at March 31, 2023	(23,811)	(14,080)
Retained earnings	742,978	627,202
Accumulated other comprehensive income—foreign currency translation adjustment	2,280	1,568
Total Stockholders' Equity	901,779	782,265
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,653,469	$1,414,826

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023

Net sales
Product	$475,589	$423,462	$1,933,225	$1,803,275
Services	78,872	68,715	292,077	264,443
Total	554,461	492,177	2,225,302	2,067,718

Cost of sales
Product	377,247	317,148	1,493,293	1,379,500
Services	46,869	42,704	181,216	170,694
Total	424,116	359,852	1,674,509	1,550,194

Gross profit	130,345	132,325	550,793	517,524

Selling, general, and administrative	95,403	85,319	367,734	333,520
Depreciation and amortization	5,204	3,322	21,025	13,709
Interest and financing costs	723	1,270	3,777	4,133
Operating expenses	101,330	89,911	392,536	351,362

Operating income	29,015	42,414	158,257	166,162

Other income (expense), net	2,163	(76)	2,836	(3,188)

Earnings before taxes	31,178	42,338	161,093	162,974

Provision for income taxes	9,195	9,484	45,317	43,618

Net earnings	$21,983	$32,854	$115,776	$119,356

Net earnings per common share—basic	$0.83	$1.24	$4.35	$4.49
Net earnings per common share—diluted	$0.82	$1.23	$4.33	$4.48

Weighted average common shares outstanding—basic	26,644	26,593	26,610	26,569
Weighted average common shares outstanding—diluted	26,806	26,702	26,717	26,654

Technology Business
	Three Months Ended March 31,			Year Ended March 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Net sales
Product	$465,228	$414,493	12.2%	$1,883,809	$1,750,802	7.6%
Professional services	40,679	37,416	8.7%	154,549	151,785	1.8%
Managed services	38,193	31,299	22.0%	137,528	112,658	22.1%
Total	544,100	483,208	12.6%	2,175,886	2,015,245	8.0%

Gross profit
Product	89,559	98,699	(9.3%)	397,618	380,741	4.4%
Professional services	20,342	16,548	22.9%	68,194	61,594	10.7%
Managed services	11,661	9,463	23.2%	42,667	32,155	32.7%
Total	121,562	124,710	(2.5%)	508,479	474,490	7.2%

Selling, general, and administrative	91,846	82,738	11.0%	353,540	317,885	11.2%
Depreciation and amortization	5,204	3,294	58.0%	20,951	13,598	54.1%
Interest and financing costs	-	780	(100.0%)	1,428	2,897	(50.7%)
Operating expenses	97,050	86,812	11.8%	375,919	334,380	12.4%

Operating income	$24,512	$37,898	(35.3%)	$132,560	$140,110	(5.4%)
Gross billings	$834,313	$733,085	13.8%	$3,329,764	$3,145,888	5.8%
Adjusted EBITDA	$32,239	$44,049	(26.8%)	$164,409	$164,184	0.1%

Technology Business Gross Billings by Type
	Three Months Ended March 31,			Year Ended March 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Networking	$332,636	$250,558	32.8%	$1,172,274	$927,319	26.4%
Cloud	183,008	184,228	(0.7%)	824,128	892,308	(7.6%)
Security	145,233	130,175	11.6%	625,392	639,416	(2.2%)
Collaboration	23,849	26,228	(9.1%)	120,960	127,027	(4.8%)
Other	58,634	77,145	(24.0%)	262,439	282,748	(7.2%)
Product gross billings	743,360	668,334	11.2%	3,005,193	2,868,818	4.8%
Service gross billings	90,953	64,751	40.5%	324,571	277,070	17.1%
Total gross billings	$834 313	$733,085	13.8%	$3,329,764	$3,145,888	5.8%

Technology Business Net Sales by Type
	Three Months Ended March 31,			Year Ended March 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Networking	$281,919	$219,367	28.5%	$1,005,679	$803,678	25.1%
Cloud	118,976	116,246	2.3%	546,341	587,097	(6.9%)
Security	37,452	40,836	(8.3%)	193,956	214,459	(9.6%)
Collaboration	12,067	11,900	1.4%	65,714	57,472	14.3%
Other	14,814	26,144	(43.3%)	72,119	88,096	(18.1%)
Total product	465,228	414,493	12.2%	1,883,809	1,750,802	7.6%
Professional services	40,679	37,416	8.7%	154,549	151,785	1.8%
Managed services	38,193	31,299	22.0%	137,528	112,658	22.1%
Total net sales	$544,100	$483,208	12.6%	$2,175,886	$2,015,245	8.0%

Technology Business Net Sales by Customer End Market
	Three Months Ended March 31,			Year Ended March 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$142,333	$101,652	40.0%	$547,525	$532,921	2.7%
Technology	111,418	94,506	17.9%	379,720	393,594	(3.5%)
SLED	65,198	82,802	(21.3%)	329,617	290,624	13.4%
Healthcare	64,711	69,639	(7.1%)	278,893	274,936	1.4%
Financial Services	69,239	37,339	85.4%	243,630	156,257	55.9%
All other	91,201	97,270	(6.2%)	396,501	366,913	8.1%
Total net sales	$544,100	$483,208	12.6%	$2,175,886	$2,015,245	8.0%

Financing Business Segment
	Three Months Ended March 31,			Year Ended March 31,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Portfolio earnings	$3,824	$3,404	12.3%	$13,937	$11,356	22.7%
Transactional gains	2,681	1,000	168.1%	19,016	16,125	17.9%
Post-contract earnings	2,944	4,300	(31.5%)	14,301	23,581	(39.4%)
Other	912	265	244.2%	2,162	1,411	53.2%
Net sales	10,361	8,969	15.5%	49,416	52,473	(5.8%)

Gross profit	8,783	7,615	15.3%	42,314	43,034	(1.7%)

Selling, general, and administrative	3,557	2,581	37.8%	14,194	15,635	(9.2%)
Depreciation and amortization	-	28	(100.0%)	74	111	(33.3%)
Interest and financing costs	723	490	47.6%	2,349	1,236	90.0%
Operating expenses	4,280	3,099	38.1%	16,617	16,982	(2.1%)

Operating income	$4,503	$4,516	(0.3%)	$25,697	$26,052	(1.4%)
Adjusted EBITDA	$4,566	$4,610	(1.0%)	$26,032	$26,408	(1.4%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
	(in thousands)
Consolidated

Net earnings	$21,983	$32,854	$115,776	$119,356
Provision for income taxes	9,195	9,484	45,317	43,618
Depreciation and amortization [1]	5,204	3,322	21,025	13,709
Share based compensation	2,586	2,143	9,731	7,824
Interest and financing costs	-	780	1,428	2,897
Other expense, net [2]	(2,163)	76	(2,836)	3,188
Adjusted EBITDA	$36,805	$48,659	$190,441	$190,592

Technology Business
Operating income	$24,512	$37,898	$132,560	$140,110
Depreciation and amortization [1]	5,204	3,294	20,951	13,598
Share based compensation	2,523	2,077	9,470	7,579
Interest and financing costs	-	780	1,428	2,897
Adjusted EBITDA	$32,239	$44,049	$164,409	$164,184

Financing Business Segment
Operating income	$4,503	$4,516	$25,697	$26,052
Depreciation and amortization [1]	-	28	74	111
Share based compensation	63	66	261	245
Adjusted EBITDA	$4,566	$4,610	$26,032	$26,408

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
	(in thousands)
GAAP: Earnings before taxes	$31,178	$42,338	$161,093	$162,974
Share based compensation	2,586	2,143	9,731	7,824
Acquisition related amortization expense [3]	3,832	2,229	15,180	9,411
Other (income) expense [2]	(2,163)	76	(2,836)	3,188
Non-GAAP: Earnings before provision for income taxes	35,433	46,786	183,168	183,397

GAAP: Provision for income taxes	9,195	9,484	45,317	43,618
Share based compensation	767	480	2,772	2,104
Acquisition related amortization expense [3]	1,133	497	4,306	2,527
Other (income) expense, net [2]	(641)	17	(831)	950
Tax benefit (expense) on restricted stock	51	-	277	267
Non-GAAP: Provision for income taxes	10,505	10,478	51,841	49,466

Non-GAAP: Net earnings	$24,928	$36,308	$131,327	$133,931

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023

GAAP: Net earnings per common share – diluted	$0.82	$1.23	$4.33	$4.48

Share based compensation	0.07	0.07	0.27	0.21
Acquisition related amortization expense [3]	0.10	0.06	0.40	0.26
Other (income) expense, net [2]	(0.06)	-	(0.07)	0.08
Tax benefit (expense) on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.11	0.13	0.59	0.54

Non-GAAP: Net earnings per common share – diluted	$0.93	$1.36	$4.92	$5.02

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.